Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

The MITTS Securities will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the MITTS Securities” (together, the “MITTS Securities Prospectus”). Investing in the MITTS Securities involves a number of risks. See “ Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page PS-4 of product supplement MITTS-3.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this MITTS Securities Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$107,500,000
Underwriting discount (1)	$.25	$2,687,500
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.75	$104,812,500

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $.20 per unit, respectively.

“MITTS” and “Market Index Target-Term Securities” are registered service marks of Merrill Lynch & Co., Inc.

“Jim Rogers,” “James Beeland Rogers Jr.”, “Rogers,” “Rogers International Commodity Index® —Excess Return,” “Rogers International Commodity Index®—Total Return,” and “RICI®—Excess Return” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of, Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr. and are used subject to license. The names Jim Rogers/James Beeland Rogers, Jr. are trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license.

Merrill Lynch & Co.

March 27, 2008

Summary

The MITTS Securities Linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated due October 4, 2013 (the “MITTS Securities”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. that provide investors with a 105% participation rate in increases in the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated (the “Index”) (Bloomberg Symbol “ROGRER <Index>”) from the Starting Value of the Index on March 27, 2008, the date the MITTS Securities were priced for initial sale to the public (the “Pricing Date”), to the Ending Value of the Index to be determined on a calculation day shortly prior to the maturity date of the MITTS Securities. Investors must be willing to forego interest payments on the MITTS Securities.

Terms of the MITTS Securities	Determining Payment at Maturity for the MITTS Securities

Hypothetical Payout Profile

This graph reflects the hypothetical performance of the MITTS Securities, including the Participation Rate of 105%. The blue line reflects the hypothetical Redemption Amount of the MITTS Securities, while the gray dashed-line reflects the performance of a direct investment in the Index.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are two examples of Supplemental Redemption Amount calculations, including the Starting Value of 3,809.96 and the Participation Rate of 105%:

Example 1—The hypothetical Ending Value is 10% lower than the Starting Value:

Starting Value: 3,809.96

Hypothetical Ending Value: 3,428.96

Supplemental Redemption Amount = $0	(The Supplemental Redemption Amount cannot be less than zero)

Payment at maturity (per unit) = $10 + $0 = $10

Example 2—The hypothetical Ending Value is 20% greater than the Starting Value:

Starting Value: 3,809.96

Hypothetical Ending Value: 4,571.95

Supplemental Redemption Amount	= $10 ×	(4,571.95 - 3,809.96 3,809.96)	× 105% = $2.10

Payment at maturity (per unit) = $10 + $2.10 = $12.10

The following table illustrates, for the Starting Value of 3,809.96 and a range of hypothetical Ending Values of the Index:

■	the percentage change from the Starting Value to the hypothetical Ending Value;

■	the total amount payable on the maturity date for each unit of MITTS Securities;

■	the total rate of return to holders of the MITTS Securities;

■	the pretax annualized rate of return to holders of the MITTS Securities; and

■	the pretax annualized rate of return of an investment in the commodities futures included in the Index.

This table includes the Participation Rate of 105%.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per unit	Total rate of return on the MITTS Securities	Pretax annualized rate of return on the MITTS Securities (1)	Pretax annualized rate of return of the commodities futures included in the Index (1)(2)
1,904.98	-50.00%	$10.00	0.00%	0.00%	-12.21%
2,095.48	-45.00%	$10.00	0.00%	0.00%	-10.57%
2,285.98	-40.00%	$10.00	0.00%	0.00%	-9.07%
2,476.47	-35.00%	$10.00	0.00%	0.00%	-7.68%
2,666.97	-30.00%	$10.00	0.00%	0.00%	-6.38%
2,857.47	-25.00%	$10.00	0.00%	0.00%	-5.16%
3,047.97	-20.00%	$10.00	0.00%	0.00%	-4.01%
3,238.47	-15.00%	$10.00	0.00%	0.00%	-2.93%
3,428.96	-10.00%	$10.00	0.00%	0.00%	-1.91%
3,619.46	-5.00%	$10.00 (4)	0.00%	0.00%	-0.93%
3,809.96 (3)	0.00%	$10.00	0.00%	0.00%	0.00%
4,000.46	5.00%	$10.53	5.25%	0.93%	0.89%
4,190.96	10.00%	$11.05	10.50%	1.82%	1.74%
4,381.45	15.00%	$11.58	15.75%	2.68%	2.56%
4,571.95	20.00%	$12.10	21.00%	3.49%	3.34%
4,762.45	25.00%	$12.63	26.25%	4.28%	4.10%
4,952.95	30.00%	$13.15	31.50%	5.04%	4.83%
5,143.45	35.00%	$13.68	36.75%	5.77%	5.53%
5,333.94	40.00%	$14.20	42.00%	6.47%	6.21%
5,524.44	45.00%	$14.73	47.25%	7.16%	6.87%
5,714.94	50.00%	$15.25	52.50%	7.82%	7.51%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from April 3, 2008 to October 4, 2013, the term of the MITTS Securities.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the Index Components (as defined below) underlying the Index that equals the percentage change in the Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	no transaction fees or expenses.

(3)	This is the Starting Value.

(4)	The amount you receive on the maturity date will not be less than $10 per MITTS Security.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

An investment in the MITTS Securities involves significant risks. The following is a list of certain of the risks involved in investing in the MITTS Securities. You should carefully review the more detailed explanation of risks relating to the MITTS Securities in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the MITTS Securities”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the MITTS Securities.

■	You may not earn a return on your investment.

■	Your yield may be lower than the yield on other debt securities of comparable maturity.

■	You must rely on your own evaluation of the merits of an investment linked to the Index.

■	Exchange rate movements may impact the value of the MITTS Securities.

■	In seeking to provide investors with what we believe to be commercially reasonable terms for the MITTS Securities while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the MITTS Securities. If a trading market develops for the MITTS Securities (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your MITTS Securities on a date prior to the stated maturity date.

■	Ownership of the MITTS Securities will not entitle you to any rights with respect to any futures contracts or commodities included in the Index.

■	Trading in the Index Components can be volatile based on a number of factors that we cannot control.

■	Suspension or disruptions of market trading in the commodity and related futures markets, or in the Index, may adversely affect the value of the MITTS Securities.

■	The MITTS Securities will not be regulated by the CFTC.

■	The Index includes futures contracts on foreign exchanges that are less regulated than U.S. markets.

■	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

■	Many factors affect the trading value of the MITTS Securities; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

■	Amounts payable on the MITTS Securities may be limited by state law.

■	Purchases and sales by us and our affiliates may affect your return.

■	Potential conflicts of interest could arise.

Additional Risk Factors

While the level of the Rogers International Commodity Index—Excess Return (the “RICI—Excess Return Index”) may be calculated by a number of different entities, the MITTS Securities are linked to the Index, which is the RICI—Excess Return Index as calculated by an affiliate of ML&Co.

The RICI—Excess Return Index may be calculated by a number of different entities; however, the Redemption Amount payable on the MITTS Securities will depend solely on the direction of and percentage change in the level of the Index, which is the RICI—Excess Return Index calculated by an affiliate of ML&Co., from the Starting Value to the Ending Value. ML&Co. does not control and has no responsibility for calculations of the RICI—Excess Return Index that may be made by entities other than its affiliate. While it is not expected that the levels of the RICI—Excess Return Index published by other entities will be different from the level of the Index, if there is a difference between such published levels, the level of the Index calculated by an affiliate of ML&Co. will be used to determine the Ending Value and the Redemption Amount. Therefore, even if another entity publishes levels of the RICI—Excess Return Index prior to the maturity date that are higher than the levels calculated by an affiliate of ML&Co., the Ending Value and your payment on the maturity date will be based on the lower levels calculated by an affiliate of ML&Co.

The Index is a rolling index

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive “roll yield”. There is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Index have historically traded in contango markets. These “roll yields” could affect the level of the Index and the value of the MITTS Securities.

The MITTS Securities include the risk of concentrated positions in one or more commodity sectors

The exchange-traded physical commodities underlying the futures contracts included in the Index from time to time are heavily concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the MITTS Securities may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors. For example, the initial weightings of the Index as announced by Beeland Interests, Inc. for approximately 44% of the component commodities on the Index are energy oriented, including 21% in crude oil contracts. Accordingly, a decline in value in such raw materials would adversely affect the performance of the Index. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the Index to lessen or eliminate the concentration of existing energy contracts in the Index or to broaden the Index to account for such developments, the level of the Index and hence the value of the MITTS Securities could decline.

The composition of the Index is controlled by James B. Rogers (“Rogers”) and changes may affect the value of the MITTS Securities and the amount you receive on the maturity date

The RICI—Excess Return Index is overseen and managed by a committee (the “RICI Committee”). Rogers chairs the RICI Committee and controls its decisions.

Rogers, through the RICI Committee, has a significant degree of discretion regarding the composition and management of the RICI—Excess Return Index including additions, deletions and the weightings of the Index Commodities (as defined below) or exchange-traded futures contracts on the Index Commodities. Any of these factors could affect the Index and, therefore, could affect the amount payable on the MITTS Securities on the maturity date and the market value of the MITTS Securities prior to maturity. Rogers and the RICI Committee do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the MITTS Securities, into consideration when reweighting or making any other changes to the Index.

Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which are derived from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the MITTS Securities into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the level of the Index and therefore the market value of the MITTS Securities.

The MITTS Securities are linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated, not the Rogers International Commodity Index®—Total ReturnSM

The MITTS Securities are linked to the Rogers International Commodity Index—Excess Return—Merrill Lynch calculated not the Rogers International Commodity Index—Total Return. The Rogers International Commodity Index—Excess Return reflects returns that are potentially available through an unleveraged investment in the Index Components. By comparison, the Rogers International Commodity Index—Total Return is a total return index which, in addition to reflecting the same returns of the Rogers International Commodity Index—Excess Return—Merrill Lynch calculated, also reflects interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the MITTS Securities are linked to the Rogers International Commodity Index—Excess Return—Merrill Lynch calculated and not the Rogers International Commodity Index—Total Return, the return from an investment in the MITTS Securities will not reflect this total return feature.

Investor Considerations

You may wish to consider an investment in the MITTS Securities if:	The MITTS Securities may not be appropriate investments for you if:

■       You anticipate that the Index will increase from the Starting Value to the Ending Value.

■       You accept that the Supplemental Redemption Amount may be zero if the value of the Index is unchanged or decreases from the Starting Value to the Ending Value.

■       You are willing to forego interest payments on the MITTS Securities, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

■       You are willing to accept that a trading market for the MITTS Securities is not expected to develop.

■       You anticipate that the Index will decrease from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the MITTS Securities to provide you with your desired return.

■       You seek an investment that provides a guaranteed redemption amount above the principal.

■       You seek interest payments or other current income on your investment.

■       You want assurances that there will be a liquid market if and when you want to sell the MITTS Securities prior to maturity.

Other Provisions

We may deliver the MITTS Securities against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the MITTS Securities occurs more than three business days from the Pricing Date, purchasers who wish to trade MITTS Securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the MITTS Securities. Accordingly, offerings of the MITTS Securities will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this MITTS Securities Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS Securities. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

The Rogers International Commodity Index—Excess Return

The RICI—Excess Return Index is a composite U.S. dollar-based index that is designed by James B. Rogers (“Rogers”). The RICI—Excess Return Index represents the value of a basket of commodities consumed in the global economy (the “Index Commodities”). The value of each component is based on closing prices of the corresponding futures contracts, each of which is valued as part of a fixed-weight portfolio (the “Index Components”). The selection and weighting of the portfolio that comprise the RICI—Excess Return Index is reviewed by Rogers not less than annually, and weights are assigned in the December preceding the start of each year. ML&Co. is not affiliated with Rogers and did not participate in designing the RICI—Excess Return Index.

The value of the RICI—Excess Return Index is calculated by entities other than an affiliate of ML&Co., and these other entities may continue to calculate levels of the RICI—Excess Return Index. However, levels of the RICI—Excess Return Index as calculated by these other entities have other reference names and are published on Bloomberg under other symbols. The MITTS Securities are linked to the level of the Index—that is, the level of the RICI—Excess Return Index as calculated by a ML&Co. affiliate, and not by any other entity.

For more specific information about the RICI—Excess Return Index, please see the section entitled “The Rogers International Commodity Index” in the index supplement I-1.

The following graph sets forth the historical performance of the RICI—Excess Return Index in the period from January 2003 through February 2008. This historical data on the RICI—Excess Return Index is not necessarily indicative of the future performance of the ROGRER Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the RICI—Excess Return Index during any period set forth below is not an indication that the RICI-Excess Return Index is more or less likely to increase or decrease at any time over the term of the MITTS Securities. On the Pricing Date, the closing level of the Index was 3,809.96.

The following information supplements or replaces, as applicable, the discussion under the heading “The Rogers International Commodity Index” beginning on page IS-59 of the index supplement I-1.

Overview

Below is a list of the futures contracts included in the RICI Indices (the “RICI Index Components”), together with their respective symbols, exchanges, currencies and Initial Weightings (as defined below):

Contract	Symbol	Exchange	Currency	Initial Weighting*

Crude Oil	CL	NYMEX	USD	21.00%
IPE Brent Oil	CO	ICE	USD	14.00%
Wheat	W	CBOT	USD	7.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	NYCE	USD	4.05%
Aluminum	LA	LME	USD	4.00%
Copper	LP	LME	USD	4.00%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
Soybeans	S	CBOT	USD	3.00%
RBOB Gasoline	XB	NYMEX	USD	3.00%
Coffee	KC	CSCE	USD	2.00%
Lead	LL	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	CSCE	USD	2.00%
Zinc	LX	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	COMEX	USD	1.80%
IPE Gas Oil	QS	ICE	USD	1.20%
Cocoa	CC	CSCE	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Nickel	LN	LME	USD	1.00%
Rubber	JN	TOCOM	JPY	1.00%
Tin	LT	LME	USD	1.00%
Soybean Meal	SM	CBOT	USD	0.75%
Canola	RS	WCE	CAD	0.67%
Orange Juice	JO	NYCE	USD	0.66%
Azuki Beans	JE	TGE	JPY	0.50%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Palladium	PA	COMEX	USD	0.30%
Barley	WA	WCE	CAD	0.27%
Greasy Wool	OL	SFE	AUS	0.25%

* The weights shown above are the weights of each RICI Index Component set on December 12, 2007.

The RICI Committee

The Rogers International Commodity Indexes are maintained and reviewed by the members of the Rogers International Commodity Index Committee (the “RICI Committee”). For the sake of transparency, consistency and stability, composition changes are rare, and generally occur only after significant shifts in the world economy or markets. When such an event necessitates that one component be modified, the entire index is reviewed. The RICI Committee members monitor the Indices daily in case of needed changes. The RICI Committee bases its selection on world consumption patterns and liquidity.

RICI Market Disruption Events

A “RICI Market Disruption Event” will be deemed to have occurred on any day upon which the trading of a contract involved in the index calculation is disrupted or the fair determination of its price is interfered with subject to the following:

a. The contract trades at the price set by the exchange to be the limit of its permissible trading range at any point in the last fifteen minutes of trading.

b. No settlement price for that contract is determined by midnight on the day of trading in the time zone in which the exchange is located.

c. The exchange upon which the contract trades closes trading in that contract at a time prior to the published closing time, unless the altered closing time was brought to public attention by the closing time on the trading day prior to the day in question.

d. The settlement closing price published by the exchange is not deemed, in the opinion of the RICI Committee, to properly reflect the fair price of that contract as determined by its free and fair trading on that exchange.

If a RICI Market Disruption Event occurs during the roll or rebalancing period for one or more commodities, the specific contracts involved are neither rolled nor rebalanced on that day. For those contracts, the Roll Weights and the Monthly Contract Weights (“MCWs”) remain identical to the values they had on the RICI Business Day immediately preceding the RICI Market Disruption Event. The roll period and the rebalancing period will be extended for this or these particular commodities only until the next available business day upon which no RICI Market Disruption Event occurs for that or those commodities. Outside of the roll and rebalancing period the Index is calculated using the last trading price available on the exchange. In particular the calculation of the MCWs will, in the normal course of events, take place using the last price available regardless of whether a RICI Market Disruption Event has occurred. However, under extreme conditions the RICI Committee reserves the right to adjust any prices used in the Index calculation. This may occur if the settlement price is deemed to materially differ from the fair price for that commodity determined by trading on that day and that use of the official settlement price would not be in the interest of Index investors. In this case an alternative settlement price or prices may be determined and used for the Index calculation until fair trading is resumed and the exchange quoted settlement price can again be relied upon. In this case the prices used in the calculation of the Index and the calculation of MCWs will be published along with the mechanism for their determination. Should any exchange amend the settlement price for a contract involved in the Index calculation and do so in a timely manner the RICI Committee may, if deemed appropriate, reflect this change by adjusting the published level of the Index.

A “RICI Business Day” is a day on which all United States based exchanges that list futures contracts included in the Index are open for business (including half-day opening).

Changes to LME Contracts

The RICI Committee replaced the 3-month forward LME contract with the appropriate 3rd Wednesday contract and defined a new roll matrix for each LME contract included in the Index. For the new contracts, the real time calculation uses the last official price of the 3rd Wednesday contract adjusted by the real time change of the corresponding 3-month forward contract. This change was implemented during the January 2008 roll period.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS Securities. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement MITTS-3 and MTN prospectus supplement, which you should carefully review prior to investing in the MITTS Securities. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement MITTS-3.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS Securities. The following summary assumes that the MITTS Securities will be treated as debt instruments of ML&Co. for United States federal income tax purposes.

Interest Accruals. Each year, a U.S. Holder will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though such U.S. Holder will not receive any payments until the maturity date. We have established this estimated yield, in accordance with the CPDI Regulations, solely in order for a U.S. Holder to calculate the amount of taxes that such U.S. Holder will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Sale or Exchange of the MITTS Securities. Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder’s adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder’s adjusted tax basis in a MITTS Security generally will equal the U.S. Holder’s initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the MITTS Security). In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) may be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

The following table sets forth the amount of interest that will be deemed to accrue with respect to each MITTS Security during each accrual period over the term of the MITTS Securities based upon the projected payment schedule for the MITTS Securities (including both the Projected Supplemental Redemption Amount and an estimated yield equal to 4.04% per annum (compounded semi-annually)) as established by ML&Co. for purposes of applying the CPDI Regulations to the MITTS Securities:

Accrual Period	Interest deemed to accrue on MITTS Securities during accrual period (per Unit of the MITTS Securities)	Total interest deemed to have accrued on MITTS Securities as of end of accrual period (per Unit of the MITTS Securities)
April 3, 2008 through October 3, 2008	$0.2026	$0.2026
October 4, 2008 through April 3, 2009	$0.2062	$0.4088
April 4, 2009 through October 3, 2009	$0.2103	$0.6191
October 4, 2009 through April 3, 2010	$0.2145	$0.8336
April 4, 2010 through October 3, 2010	$0.2189	$1.0525
October 4, 2010 through April 3, 2011	$0.2233	$1.2758
April 4, 2011 through October 3, 2011	$0.2279	$1.5037
October 4, 2011 through April 3, 2012	$0.2324	$1.7361
April 4, 2012 through October 3, 2012	$0.2371	$1.9732
October 4, 2012 through April 3, 2013	$0.2419	$2.2151
April 4, 2013 through October 3, 2013	$0.2468	$2.4619

Projected Supplemental Redemption Amount = $2.4619 per Unit of the MITTS Securities.

Prospective purchasers of the MITTS Securities should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the MITTS Securities. See the discussion under the heading “United States Federal Income Taxation” in the accompanying product supplement MITTS-3.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated by reference in this term sheet (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Additional Terms of the MITTS Securities

You should read this term sheet, together with the documents listed below (collectively, the “MITTS Securities Prospectus”), which together contain the terms of the MITTS Securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the MITTS Securities.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

■	Product supplement MITTS-3 dated March 6, 2008:
http://www.sec.gov/Archives/edgar/data/65100/000119312508048618/d424b2.htm

■	Index supplement I-1 dated June 6, 2007:
http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

■	MTN prospectus supplement, dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

■	General prospectus supplement dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

■	Prospectus dated March 31, 2006:
http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the MITTS Securities Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.